UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2012

ANNALY CAPITAL MANAGEMENT, INC.

(Exact name of registrant as specified in its charter)

Maryland	1-13447	22-3479661

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1211 Avenue of the Americas Suite 2902 New York, New York	10036

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 696-0100

No Change

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

          On May 9, 2012, Annaly Capital Management, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and UBS Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the sale of 11,000,000 shares of the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share (the “Series C Preferred Stock”) in a public offering pursuant to a Registration Statement on Form S-3 (Registration No. 333-164783) (the “Registration Statement”) and a related prospectus, including the related prospectus supplement and pricing term sheet, filed with the Securities and Exchange Commission. Pursuant to the Underwriting Agreement, the Company granted the Underwriters an option to purchase up to an additional 1,650,000 shares of Series C Preferred Stock solely to cover over-allotments. The offering is expected to close on May 16, 2012. The aggregate net proceeds of the Series C Preferred Stock offering, excluding the proceeds the Company may obtain from the exercise of the over-allotment option, to the Company (after deducting estimated expenses) are expected to be approximately $266.1 million.

          The Company made certain customary representations, warranties and covenants concerning the Company and the Registration Statement in the Underwriting Agreement and also agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference. The description of the terms of the Underwriting Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 1.1.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits:

1.1	Underwriting Agreement, dated May 9, 2012, between the Company and the Underwriters.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Annaly Capital Management, Inc.

By:	/s/ Kathryn Fagan

Name: Kathryn Fagan
Title: Chief Financial Officer

Date: May 15, 2012